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                                                                      EXHIBIT 23
                          INDEPENDENT AUDITORS' CONSENT


To the Stockholders of
Ashworth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-35516, 33-41455, 33-47502, 33-54206, 33-66040, 33-92580 and 333-51730) on
Form S-8 of Ashworth, Inc. of our report dated December 11, 2000, relating to the consolidated balance sheets of Ashworth, Inc. and subsidiaries as of October 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year-period ended October 31, 2000, and the related schedule, which report appears in the October 31, 2000 annual report on Form 10-K of Ashworth, Inc.




                                    KPMG LLP
San Diego, California
January 26, 2001